Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 66,624,051.00		$ 9,200.78
	Total Transaction Valuation:	$ 66,624,051.00
	Total Fees Due for Filing:			$ 9,200.78
	Total Fees Previously Paid:			$ 9,200.78
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	The transaction valuation is calculated as the aggregate maximum purchase price for units of beneficial interest. The fee of $9,200.78 was paid in connection with the filing of the Schedule TO-I by Fidelity Private Credit Fund (File No. 005-94024) on April 30, 2026 (the "Schedule TO"). The Amount of Filing Fee was calculated at $138.10 per $1,000,000 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources